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Exhibit (a)(1)(C)

ISLE OF CAPRI CASINOS, INC.

NOTICE OF WITHDRAWAL
OF OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE
PURSUANT TO THE OFFER TO EXCHANGE DATED SEPTEMBER 5, 2008

        If you previously elected to exchange eligible options for restricted stock or cash by submitting a Letter of Transmittal and you would like to withdraw your election to exchange one or more of your eligible option grants, you must complete, sign and return this entire Notice of Withdrawal (including both pages) via electronic delivery, facsimile, regular mail, overnight courier or hand delivery using the following contact information:

Via Electronic Delivery:

        Scan the completed and signed Letter of Transmittal and e-mail it to tenderoffer@islecorp.com.

Via Facsimile:

        Isle of Capri Casinos, Inc., Attn: Dale R. Black, Fax. No. (314) 813-9480.

Via Regular Mail, Overnight Courier or Hand Delivery:

        Isle of Capri Casinos, Inc., Attn: Dale R. Black, 600 Emerson Road, Suite 300, St. Louis, Missouri 63141.

        We must receive your election to withdraw before midnight, U.S. Central Time, on October 2, 2008, unless the offer is extended, in which case this Notice of Withdrawal must be received before the extended expiration of the offer.

        We intend to electronically confirm our receipt of your Notice of Withdrawal within two (2) business days of receipt. If we fail to notify you of our receipt of your Notice of Withdrawal, it will NOT affect the validity of your Notice of Withdrawal. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your election.

        If you have questions regarding the withdrawal of your election, please contact either our Chief Financial Officer, Dale Black, at (314) 813-9327 or via e-mail to dale.black@islecorp.com, or our General Counsel, Ed Quatmann, at (314) 813-9313 or via e-mail to ed.quatmann@islecorp.com.

To:    Isle of Capri Casinos, Inc.

        I previously received the Offer to Exchange dated September 5, 2008, a form of Letter of Transmittal, the Individual Statement of Options, Tax Payment Election Form, the Form of Restricted Stock Agreement ("Agreement") and the 2000 Long-Term Stock Incentive Plan.

        I signed and returned the Letter of Transmittal, thereby electing to exchange one or more of my eligible option grants for restricted stock of Isle of Capri or cash, as the case may be. I now wish to withdraw one or more of my tendered options from the offer. I understand that by signing this Notice of Withdrawal and delivering it pursuant to the procedure described in Section 5 of the Offer to Exchange and the instructions above, I will be withdrawing my election with respect to all eligible options listed in Annex A. I have indicated which previously tendered options I wish to withdraw from the offer by checking "Withdraw" and writing my initials after those options. I understand that, alternatively, I may reject the offer with respect to all my eligible options by checking the appropriate box in Annex A.

        By withdrawing my election, I understand that I will not receive any restricted stock or cash, as the case may be, for, and will continue to hold, the options withdrawn from the offer, which will continue to be governed by the terms and conditions of the applicable existing stock option agreement(s) between Isle of Capri and me.

        I understand that if I wish to change this withdrawal of my tendered options and once again accept the offer for any options that I have withdrawn, I must submit a new Letter of Transmittal prior to the expiration of the offer.

 ANNEX A

ISLE OF CAPRI CASINOS, INC.

NOTICE OF WITHDRAWAL
OF OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE
PURSUANT TO THE OFFER TO EXCHANGE DATED SEPTEMBER 5, 2008

Director or Employee

Name:

IMPORTANT: If you wish to withdraw all of the options you previously elected to exchange, please check the first box below. If you wish to specify the individual option grants that you are withdrawing from the exchange program, please check the second box below and, for each of the options listed below that you wish to withdraw, please mark "Withdraw." Please write your initials next to each "Withdraw" entry.

☐
I want to withdraw all of the options I previously elected to exchange in the option exchange program. I understand that any previous elections I made will be considered void. I will retain my current stock options with their current terms and conditions.

☐
I want to withdraw from participation in the option exchange program only those options that I have indicated below. I understand that, with respect to the options I am withdrawing, any previous elections I made will be considered void, and I will retain my current stock options with their current terms and conditions. I understand that those options I have not indicated for withdrawal below will continue to participate in the existing Isle of Capri option exchange program.

Option Number	Outstanding Stock Options	Exchange Ratio	Number of Shares of Restricted Stock	Cash Payment per Option Share	Total Cash Payment Upon Exchange	Withdraw	Initials

I have completed and signed this Notice of Withdrawal exactly as my name appears on my original Letter of Transmittal.

Director or Employee Signature	Date and Time

Director or Employee Name Printed	E-mail Address

Daytime Telephone Number

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  Exhibit (a)(1)(C)
ISLE OF CAPRI CASINOS, INC. NOTICE OF WITHDRAWAL OF OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE PURSUANT TO THE OFFER TO EXCHANGE DATED SEPTEMBER 5, 2008
ANNEX A ISLE OF CAPRI CASINOS, INC. NOTICE OF WITHDRAWAL OF OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE PURSUANT TO THE OFFER TO EXCHANGE DATED SEPTEMBER 5, 2008